Exhibit 4.17

English Translation

Guarantee Contract

Party A (the “Guarantor”):	Dong Jianyong	ID No.:

Party B (the “Creditor”):	Liaoyang Seamless Oil Pipes Co., Ltd.

Legal Representative:

Domicile:

The Creditor and Chaoyang Seamless Oil Steel Casting Pipes Co., Ltd. (the “Debtor”) entered into a Debt Waiver Agreement (the “Principal Contract”) on May 15, 2013, under which the Creditor shall waive part of the debts that the Debtor owes the Creditor upon the satisfaction of certain conditions. Party A is willing to provide guarantee for the performance of all obligations under the Principal Contract by the Debtor. With a view to specifying each party’s rights and obligations, both parties hereby, in accordance with the Contract Law, the Guarantee Law and other relevant laws and regulations, enter into this Guarantee Contract through consultation on an equal basis for mutual compliance.

Article 1                                                                                         Party A’s Representations and Warranties

1.                                      Party A is qualified to act as a guarantor and provide guarantee pursuant to the PRC laws.

2.                                      Party A has sufficient capabilities to assume the liability of guarantee and shall not be alleviated or exempted from such liability due to any instructions, change of financial position, or any agreement entered into with any other entity.

3.                                      Party A is fully aware of the provisions of the Principal Contract and all the Debtor’s obligations thereunder. The guarantee is provided solely of Party A’s own will. All the intentions expressed hereunder are real and true.

4.                                      Regardless of whether Party B is concurrently entitled to other guarantee of a guarantor or other real security, or whether Party B has requested the guarantor for such other guarantee or real security to assume the liability of guarantee, Party A voluntarily gives priority to the assumption of joint and several liability of guarantee for Party B, unconditionally assumes the primary liability for guarantee, and undertakes to waive any right of defense.

Article 2                                               Subject Matter Under Guarantee

Party A shall provide irrevocable joint and several guarantee for the principal of debts to be repaid by the Debtor to the Creditor and its affiliates as well as the liquidated damages arising from the Debtor’s default under the Principal Contract.

Article 3                                               Way of Guarantee

The guarantee hereunder shall be provided by way of irrevocable joint and several guarantee.

Article 4                                               Term of Guarantee

The term of guarantee hereunder shall start from the date of this Contract and expire upon the performance of all the matters as agreed under the Principal Contract.

Article 5                                               Party A’s Rights and Obligations

1.                                      Party A shall provide relevant materials as required by Party B and ensure the authenticity and legitimacy of such materials.

2.                                      Party A is obliged to sign for any call letter or other call document issued by Party B and to give the receipt within 3 days following the signing of such letter or document.

3.                                      In occurrence of any of the following situations to Party A, it shall notify Party B of the same in a timely manner:

(1)                                 Deterioration of financial position, or involvement in a major economic dispute;

(2)                                 Change in domicile or telephone number.

Article 6                                               Party B’s Rights and Obligations

1.                                      Party B has the right to request Party A to provide relevant documents that can prove its lawful identity.

2.                                      Party B has the right to request Party A to provide financial reports and other materials that can reflect its credit position.

3.                                      In case that the Debtor fails to perform its obligations under the Principal Contract, Party B has the right to require Party A to assume the liability of guarantee hereunder.

4.                                      If, within the term of this Contract, Party B assigns its rights and obligations to a third party pursuant to laws, Party B shall notify Party A of the same in a timely manner.

Article 7                                               Default Liabilities

1.                                      In case that Party A makes any false representations and statements in Article 1 hereof, Party A shall indemnify Party B for any losses that are incurred to Party B.

2.                                      After this Contract takes effect, both Party A and Party B shall fully perform their obligations hereunder. Either party that fails to perform or incompletely perform the obligations as agreed shall assume the default liabilities and indemnify the other party for any losses arising therefrom.

3.                                      In case that this Contract becomes null and void due to Party A’s fault, Party A shall indemnify Party B for all the losses to the extent of guarantee.

Article 8                                               Validity, Modification, Rescission and Termination of Contract

1.                                      This Contract shall become effective upon the signing by both Party A and Party B.

2.                                      Neither party shall unilaterally modify or rescind this Contract after it takes effect. Any necessary modification or rescission shall be agreed upon by both parties in written form. Prior to the reaching of such written agreement, this Contract shall remain effective.

Article 9                                               Independence of Validity

The validity of this Contract is independent from that of the Principal Contract. The invalidity of the Principal Contract in whole or in part shall not affect the validity of this Contract.

Article 10                                        Dispute Resolution

Any dispute or controversy arising from the execution and performance of this Contract, both parties shall first seek to resolve through friendly consultations. If no settlement can be reached through consultations, such dispute shall be referred to the people’s court in the locality of Party B.

Article 11                                        Miscellaneous

This Contract shall be executed in three originals, with Party A, Party B and the Debtor each holding one original. Each original shall have the same legal effect.

(No text below)

(This is the signature page of Guarantee Contract. No text below.)

Party A:	/s/ Dong Jianyong

May 15, 2013

Party B:	/s/ Piao Longhua

May 15, 2013